APPENDIX A

List of Funds

As of February 17, 2015

OnTrack Core Fund
The Gold Bullion Strategy Fund
The Gold Bullion Strategy Portfolio
Quantified Managed Bond Fund
Quantified All-Cap Equity Fund
Quantified Market Leaders Fund
Quantified Alternative Investment Fund
Spectrum Low Volatility Fund
QES Credit Long/Short Strategy Fund
QES Credit Long/Short Strategy Portfolio
Spectrum Advisors Preferred Fund